Exhibit 99.2
Phoenix Technologies Completes Strategic Sale of HyperSpace Assets to HP
MILPITAS, Calif. — June 16, 2010 — Phoenix Technologies Ltd. (NASDAQ: PTEC), the global leader in core systems software (CSS), today announced it has completed the sale of the assets related to its HyperSpace®, HyperCore® and Phoenix Flip™ instant-on and client virtualization products to HP. Total consideration from the sale of the assets is $12.0 million, of which approximately $9.8 million was paid to Phoenix at the closing, after deducting certain fees and costs relating to the transaction, and $2.0 million which was placed into escrow to cover certain potential Company indemnification obligations.
“The completion of this transaction marks a major milestone for our Company as we refocus our efforts on our CSS business where we have a proven track record of success,” said Tom Lacey, President and CEO of Phoenix. “With this cash infusion, we are well poised to extend our CSS market leadership and improve our enterprise value.”
About Phoenix Technologies Ltd.
Phoenix Technologies Ltd. (Nasdaq: PTEC), the leader in core systems software products, services and embedded technologies, pioneers open standards and delivers innovative solutions that enable the PC industry’s top system builders and specifiers to differentiate their systems, reduce time-to-market and increase their revenues. The Company’s flagship products — SecureCore Tiano™ and Embedded BIOS® — are revolutionizing the PC user experience by delivering unprecedented performance, security, reliability, continuity, and ease-of-use. The Company established industry leadership and created the PC clone industry with its original BIOS product in 1983. Phoenix has over 200 technology patents issued and pending, and has shipped firmware in over one billion systems. Phoenix is headquartered in Milpitas, California with offices worldwide. For more information, visit http://www.phoenix.com.
Phoenix, Phoenix Technologies, SecureCore Tiano, Embedded BIOS, and the Phoenix Technologies logo are trademarks and/or registered trademarks of Phoenix Technologies Ltd. All other marks are the marks of their respective owners.
To be added to the Company’s email distribution for future news releases, please send your request to phoenix@tpg-ir.com.
Safe Harbor
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding our business prospects, market leadership and enterprise value, which are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include changes in demand for our products and services in adverse economic conditions; our dependence on key customers; our ability to enhance existing products and develop and market new products and technologies successfully; end-user demand for products incorporating our products; the ability of our customers to introduce and market new products that incorporate our products; and our ability to attract and retain key personnel. For a further list and description of risks and uncertainties that could cause actual results to differ materially from those contained in the forward looking statements in this release, we refer you to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. All forward-looking statements included in this release are based upon assumptions, forecasts and information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward-looking statements.
Contact:
The Piacente Group, Inc.
Investor Relations
Brandi Floberg
Tel. 1-212-481-2050
phoenix@thepiacentegroup.com